                                  LETTERHEAD OF
                             GOLDSTEIN & DIGIOIA LLP
                              369 Lexington Avenue
                            New York, New York 10017
                           Telephone No. 212.599.3322
                           Facsimile No. 212.557.0295

                                    March 24, 1997

Bitwise Designs, Inc.
Technology Center
Rotterdam Industrial Park
Schenectady, New York 12306


            Re:   Bitwise Designs, Inc.
                  Registration Statement on Form S-8
                  Filed on March 24, 1997

Dear Sir/Madam:

      We have reviewed a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), by Bitwise Designs, Inc., a Delaware corporation (the "Company"), on March 27, 1997. The Registration Statement has been filed for the purpose of registering for offer and sale under the Act of an aggreagte of (i) 3,000,000 shares (the "Shares") of the Company's common stock, $.001 par value (the "Common Stock") issuable under the Company's 1992 Employee Stock Option Plan (the "Employee Plan"), which Shares are issuable pursuant to the exercise of options (the "Plan Options") granted under the Employee Plan and (ii) 400,000 shares (the "Non-Employee Director Shares") of Common Stock issuable pursuant to exercise of options granted under the Non-Executive Director Stock Option Plan by a non-employee Director of the Company (the "Non-Employee Options").

      We have examined the Company's Certificate of Incorporation as amended, By-Laws and such documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render the opinions expressed herein. On the basis of such examination, we are of the opinion that:

      1. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

Bitwise Designs, Inc.
March 24, 1997
Page 2


       2. The Company has an authorized capitalization of 25,000,000 shares of capital stock consisting of 20,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.10 par value, of which 200 shares are designated Series A Preferred Stock, all of which are issued and outstanding.

      3. The Shares have been duly authorized and when issued in accordance with the Employee Plan Options or Non-Employee Options, sold and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

      4. The Plan Options, when issued pursuant to the terms and conditions of the Plan, as described in the Registration Statement, will constitute legal and binding obligations of the Company in accordance with their terms.

      5. The Non-Employee Director Options have been duly authorized and when issued in accordance with the Non-Employee Options, sold and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to reference to our firm under the caption "Legal Opinion" in the Prospectus forming a part of the Registration Statement.

                                    Very truly yours,


                                    GOLDSTEIN & DIGIOIA LLP